Exhibit 10.2

SEPARATION AND RELEASE OF CLAIMS AGREEMENT

This Separation and Release of Claims Agreement (the “Agreement”) is made as of the Effective Date (as defined below) between Analogic Corporation (the “Company”) and James W. Green (“Executive”) (together, the “Parties”).

WHEREAS, the Company and Executive are parties to the employment letter agreement dated April 20, 2007, as amended on December 24, 2008 (as so amended, the “Employment Agreement”), under which Executive currently serves as President and Chief Executive Officer of the Company;

WHEREAS, the Parties wish to establish terms for Executive’s separation from the Company, which shall be effective on October 31, 2016 (the “Separation Date”); and

WHEREAS, the Parties agree that the payments, benefits and rights set forth in this Agreement shall be the exclusive payments, benefits and rights due Executive;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.	Resignation – Executive hereby resigns, as of the Separation Date, from his employment with the Company and from his positions as a member of the Company’s Board of Directors and as an officer of the Company, and, as applicable, from any employment, board or officer positions with the Company’s subsidiaries. Executive agrees to execute and deliver any documents reasonably necessary to effectuate such resignations, provided that nothing in any such document is inconsistent with any terms set forth in this Agreement. Executive understands that, as of the Separation Date, all salary payments from the Company will cease and any benefits Executive had as of the Separation Date under Company-provided benefit plans, programs, or practices will terminate, except as required by federal or state law or as otherwise specifically set forth in this Agreement.

2.	Severance Benefits – In return for Executive’s timely signing and not revoking this Agreement, and subject to Executive’s compliance with all terms hereof, the Company will provide Executive with the following severance benefits in full satisfaction of the Company’s obligations under the Employment Agreement (the “Severance Benefits”):

(a) Salary Continuation – Commencing on the first regular payroll date following the thirtieth day after the Separation Date (the “Payment Commencement Date”), the Company will, for a twelve (12) month period (the “Severance Period”), provide Executive with severance pay in the form of salary continuation payments at Executive’s current annual base salary rate of $624,000.00, less all applicable taxes and withholdings and in accordance with the Company’s regular payroll practices.

(b) Lump Sum Payment – On the Payment Commencement Date, the Company shall provide Executive with a lump sum payment equal to the sum of (i) Executive’s target bonus payment for the current fiscal year ($624,000), and (ii) $15,000, less all applicable taxes and withholdings. In addition, to the extent provided and permitted under the applicable plan documents, Executive shall be entitled to receive Company matching contributions for Executive’s 401(k) Retirement and Non-Qualified Deferred Compensation Plan contributions for 2016.

(c)	COBRA Premium Payments – Subject to the terms and conditions provided for in COBRA, and subject to Executive’s timely election of COBRA and Executive’s copayment of premium amounts at the active employee rate, the Company shall continue to pay its then current share of premium payments for group health and dental insurance through the earliest of (1) eighteen (18) months following the Separation Date, (2) the date Executive becomes employed with benefits substantially comparable to the benefits provided under the corresponding Company plan, or (3) the date Executive becomes ineligible for COBRA benefits (as applicable, the “COBRA Contribution Period”); provided, however, that such Company-paid premiums may be recorded as additional income pursuant to Section 6041 of the Internal Revenue Code of 1986, as amended (the “Code”) and not entitled to any tax qualified treatment to the extent necessary to comply with or avoid the discriminatory treatment prohibited by the Patient Protection and Affordable Care Act of 2010 and the Health Care and Education Reconciliation Act of 2010 or Section 105(h) of the Code. Executive shall be responsible for the entire COBRA premium should Executive elect to maintain this coverage after the COBRA Contribution Period. (Executive agrees to give prompt written notice of any subsequent employment he obtains during the COBRA Contribution Period that results in his eligibility for comparable medical and dental benefits.)

(d)	Extension of Stock Option Exercise Date – Effective on the Effective Date, the Company will extend, until such date that is six (6) months following the Separation Date, the exercise period for all outstanding options to purchase shares of the Company’s common stock in which Executive has vested as of the Separation Date (but in no event shall such exercise period be extended to later than the Final Exercise Date (as defined in Executive’s applicable option agreement(s))). Executive understands that any option subject to this extended exercise period shall cease to be treated for tax purposes as an incentive stock option.

Other than the Severance Benefits, Executive will not be eligible for, nor shall he have a right to receive, any payments or benefits from the Company following the Separation Date, other than reimbursement for any outstanding business expenses in accordance with Company policy, payment of Executive’s Non-Qualified Deferred Compensation in accordance with Plan terms, and any vesting of equity awards to which Executive may be entitled under the terms of any of the Company’s Fiscal Year Long Term Incentive Plans in which he was a participant during his employment with the Company, determined in accordance with the applicable award agreement. For the avoidance of doubt, a schedule of Executive’s unvested awards is attached hereto as Attachment A.

3.

Release of Claims – In exchange for the consideration set forth in this Agreement, which Executive acknowledges he would not otherwise be entitled to receive, Executive hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company, its affiliates, subsidiaries, parent companies, predecessors, and successors, and all of their respective past and present officers, directors, stockholders, partners, members, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that Executive ever had or now has against any or all of the Released Parties up to the date on which he signs this Agreement, whether known or unknown, including, but not limited to, any and all claims arising out of or relating to Executive’s employment with and/or separation from the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act, the Americans With Disabilities Act, the Age Discrimination in Employment Act, the Genetic Information Nondiscrimination Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the Rehabilitation Act, Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, and the Employee Retirement Income Security Act, all as amended; all claims arising out of the Massachusetts Fair Employment Practices Act, Mass. Gen. Laws ch. 151B, § 1 et seq., the Massachusetts Wage Act, Mass. Gen. Laws ch. 149, § 148 et seq. (Massachusetts law regarding payment of wages and overtime), the Massachusetts Civil Rights Act, Mass. Gen. Laws ch. 12, §§ 11H and 11I, the Massachusetts Equal Rights Act, Mass. Gen. Laws. ch. 93, § 102 and Mass. Gen. Laws ch. 214, § 1C, the Massachusetts Labor and Industries Act, Mass. Gen. Laws ch. 149, § 1 et seq., Mass. Gen. Laws ch. 214, § 1B (Massachusetts right of privacy law), the Massachusetts Maternity Leave Act, Mass. Gen. Laws ch. 149, § 105D, and the Massachusetts Small Necessities Leave Act, Mass. Gen. Laws ch. 149, § 52D, all as amended; all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract (including, without limitation, all claims arising out of or related to the Employment Agreement); all claims to any non-vested ownership interest in the Company, contractual or otherwise (except as explicitly set forth in Section 2 above); all state and federal whistleblower claims to the maximum extent permitted by law; and any claim or damage arising out of Executive’s employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this release of claims prevents Executive from filing a charge with, cooperating with, or participating in any investigation or proceeding before, the Equal Employment Opportunity Commission or a state fair employment practices agency (except that Executive acknowledges that he may not recover any monetary benefits in connection with any such charge, investigation, or proceeding, and Executive further waives any rights or claims to any payment, benefit, attorneys’ fees or other remedial relief in connection with any such charge, investigation or proceeding). This release also does not prevent Executive from reporting possible legal violations to government enforcement agencies without notice to the Company, or from receiving any applicable award from a government enforcement agency for information provided to such agency. Further, nothing herein shall prevent Executive from bringing claims to enforce this Agreement, or release (i) any rights Executive may have under the Company’s certificate of incorporation, by-laws, insurance and/or any indemnification agreement between him and the Company (and/or otherwise under law) for indemnification and/or defense as an employee, officer or director of the Company for his service to the Company (recognizing that such indemnification and/or defense is not guaranteed by this Agreement and shall be governed by the instrument or law, if any, providing for such indemnification and/or defense), (ii) any rights Executive may have to vested equity ownership in the Company under applicable equity plans and agreements, (iii) any rights Executive may have to vested pension or 401(K) benefits or interests under any ERISA-Covered benefit plan (excluding severance) provided by the Company, (iv) any rights to COBRA, workers’ compensation or unemployment benefits, or (v) any rights or claims that cannot be waived by law.

4.	Execution of Non-Competition and Non-Solicitation Agreement – Executive agrees to execute and return, contemporaneous with his execution and return of this Agreement, the Non-Competition and Non-Solicitation agreement that is attached hereto as Attachment B.

5.	Continuing Obligations – Executive acknowledges and reaffirms his obligation, to the extent permitted by law and except as otherwise permitted by Section 9 below, to keep confidential and not to use or disclose any and all non-public information concerning the Company that he acquired during the course of his employment with the Company, including, but not limited to, any non-public information concerning the Company’s business affairs, business prospects, and financial condition. Executive further acknowledges his continuing obligations as set forth in Attachment B hereto and in the Proprietary Information and Inventions Agreement dated as of May 21, 2007 between Executive and the Company and attached as Attachment C hereto, which survive his separation from employment with the Company.

6.	Non-Disparagement – Executive understands and agrees that, to the extent permitted by law and except as otherwise permitted by Section 9 below, he will not, in public or private, make any false, disparaging, derogatory or defamatory statements, online (including, without limitation, on any social media, networking, or employer review site) or otherwise, to any person or entity, including, but not limited to, any media outlet, industry group, financial institution or current or former employee, board member, consultant, client or customer of the Company, regarding the Company or any of the other Released Parties, or regarding the Company’s business affairs, business prospects, or financial condition. The Company will instruct its board members and executive officers, to the extent permitted by law and except as otherwise permitted by Section 9 below, not to make any false, disparaging, derogatory or defamatory statements to third parties about Executive.

7.

Return of Company Property – Executive confirms that he has returned to the Company all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones, tablets, etc.), Company identification and any other Company-owned property in his possession or control and that he has left intact all electronic Company documents, including but not limited to those that he developed or helped to develop during his employment. Executive further agrees that he has canceled all accounts for his benefit, if any, in the Company’s name, including but not limited to, credit cards, telephone charge cards, cellular phone and/or wireless data accounts and computer accounts. Notwithstanding the foregoing, Executive may retain his Company-issued computer, mobile phone, and phone number; provided, however, that Executive must, no later than three (3) business days prior to the Separation Date, provide such Company-issued computer and mobile phone to the Company so that the Company may remove any Company information and Company licensed programs that may be contained therein.

8.	Confidentiality – Executive understands and agrees that, to the extent permitted by law and except as otherwise permitted by Section 9 below, the terms and contents of this Agreement, and the contents of the negotiations and discussions resulting in this Agreement, shall be maintained as confidential by Executive and his agents and representatives and shall not be disclosed except as otherwise agreed to in writing by the Company, except as required by law, and except to his immediate family and legal, financial and tax advisors, on the condition that any individuals informed must hold the above information in strict confidence.

9.	Scope of Disclosure Restrictions – Nothing in this Agreement or elsewhere prohibits Executive or any other person from communicating with government agencies about possible violations of federal, state, or local laws or otherwise providing information to government agencies or participating in government agency investigations or proceedings. Executive is not required to notify the Company of any such communications; provided, however, that nothing herein authorizes the disclosure of information Executive obtained through a communication that was subject to the attorney-client privilege. Further, notwithstanding Executive’s confidentiality and nondisclosure obligations, Executive is hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

10.

Cooperation – Executive agrees that, to the extent permitted by law, he shall fully cooperate with the Company in the investigation, defense or prosecution of any claims or actions which already have been brought, are currently pending, or which may be brought in the future against the Company by a third party or by or on behalf of the Company against any third party, whether before a state or federal court, any state or federal government agency, or a mediator or arbitrator. Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with the Company’s counsel, at reasonable times and locations designated by the Company, to investigate or prepare the Company’s claims or defenses, to prepare for trial or discovery or an administrative hearing, mediation, arbitration or other proceeding and to act as a witness when requested by the Company. The Company will reimburse Executive for all reasonable and documented out of pocket costs that he incurs to comply with this paragraph and, following the Severance Period, compensate Executive at the rate of $400 per hour for Executive’s time spent in cooperation hereunder, except that the Company will not pay Executive for time spent testifying in any arbitration, trial, administrative hearing or other proceeding. Executive further agrees that, to the extent permitted by law, he will notify the Company promptly in the event that he is served with a subpoena (other than a subpoena issued by a government agency), or in the event that he is asked to provide a third party (other than a government agency) with information concerning any actual or potential complaint or claim against the Company.

11.	Final Compensation – Executive acknowledges that he has received all compensation due to him from the Company, including, but not limited to, all wages, bonuses and accrued, unused vacation time, and that he is not eligible or entitled to receive any additional payments or consideration from the Company beyond that provided for in Section 2 of this Agreement.

12.	Amendment and Waiver – This Agreement shall be binding upon the Parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the Parties. This Agreement is binding upon and shall inure to the benefit of the Parties and their respective agents, assigns, heirs, executors/administrators/personal representatives, and successors. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

13.	Validity – Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

14.	Nature of Agreement – Both Parties understand and agree that this Agreement is a separation agreement and does not constitute an admission of liability or wrongdoing on the part of the Company or Executive.

15.	Time for Consideration and Revocation – Executive acknowledges that he was initially presented with this Agreement on October 22, 2016. Executive understands that this Agreement shall be of no force or effect, and that he shall not be eligible for the consideration described herein, unless he signs and returns this Agreement on or before November 14, 2016, and does not revoke his acceptance in the subsequent seven (7) calendar day period (the day immediately following expiration of such revocation period, the “Effective Date”).

16.	Acknowledgments – Executive acknowledges that he has been given at least twenty-one (21) calendar days to consider this Agreement, and that the Company is hereby advising him to consult with an attorney of his own choosing prior to signing this Agreement. Executive further acknowledges and agrees that any changes made to this Agreement following his initial receipt of this Agreement, whether material or immaterial, did not re-start or affect in any manner the original twenty-one (21) calendar day consideration period. Executive understands that he may revoke this Agreement for a period of seven (7) calendar days after he signs it by notifying the Company in writing, and this Agreement shall not be effective or enforceable until the expiration of this seven (7) calendar day revocation period. Executive understands and agrees that by entering into this Agreement he will be waiving any and all rights or claims he might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that he has received consideration beyond that to which he was previously entitled.

17.	Voluntary Assent – Executive affirms that no other promises or agreements of any kind have been made to or with Executive by any person or entity whatsoever to cause him to sign this Agreement, and that he fully understands the meaning and intent of this Agreement. Executive further states and represents that he has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his name of his own free act.

18.	Applicable Law – This Agreement shall be interpreted and construed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions. Executive hereby irrevocably submits to and acknowledges and recognizes the jurisdiction of the courts of the Commonwealth of Massachusetts, or if appropriate, a federal court located in the Commonwealth of Massachusetts (which courts, for purposes of this Agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this Agreement or the subject matter hereof.

19.	Entire Agreement – This Agreement contains and constitutes the entire understanding and agreement between the Parties hereto with respect to Executive’s separation from the Company, severance benefits and the settlement of claims against the Company, and cancels all previous oral and written negotiations, agreements, commitments and writings in connection therewith; provided, however, that nothing in this Section shall modify, cancel or supersede Executive’s obligations set forth in Section 5 above.

20.	Tax Acknowledgement – In connection with the Severance Benefits provided to Executive pursuant to this Agreement, the Company shall withhold and remit to the tax authorities the amounts required under applicable law, and Executive shall be responsible for all applicable taxes owed by him with respect to such Severance Benefits under applicable law. Executive acknowledges that he is not relying upon the advice or representation of the Company with respect to the tax treatment of any of the Severance Benefits set forth in this Agreement.

21.	Section 409A – This Agreement, and all payments hereunder, are intended to be exempt from, or if not so exempt, to comply with the requirements of, Section 409A of the Internal Revenue Code of 1986, as amended, and the guidance issued thereunder (“Section 409A”), and this Agreement shall be interpreted and administered accordingly. Notwithstanding anything to the contrary in this Agreement, if at the time of Executive’s termination of employment, he is a “specified employee” as defined under Section 409A, any and all amounts payable hereunder on account of such termination of employment that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6) month period or, if earlier, upon Executive’s death; except to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury regulation Section 1.409A – 1(b) or other amounts or benefits that are exempt from or otherwise not subject to the requirements of Section 409A. For purposes of this Agreement, whether or not a termination of employment has occurred shall be determined consistently with Section 409A. In addition, each payment made pursuant to the Agreement shall be treated as a separate payment and the right to a series of installment payments hereunder is to be treated as a right to a series of separate payments. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

22.	Counterparts – This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Facsimile and PDF signatures shall be deemed to be of equal force and effect as originals.

IN WITNESS WHEREOF, the Parties have set their hands and seals to this Agreement as of the date(s) written below.

Analogic Corporation

/s/ Bernard C. Bailey	Date: 22 OCT 2016
By:

I hereby agree to the terms and conditions set forth above. I have been given at least twenty-one (21) calendar days to consider this Agreement and I have chosen to execute this on the date below. I intend that this Agreement will become a binding agreement if I do not revoke my acceptance within seven (7) calendar days.

James W. Green

/s/ James W. Green	Date: 10-22-16

ATTACHMENT A

Jim Green Term Date: 10/31/2016

Treatment of Outstanding Analogic Stock Awards upon Termination

		Original	Option	Unvested Shares/Options			Performance
Award Year	Type of Award	Grant Date	Exercise Price	No. Awarded	To Be Cancelled	Remaining	Period End Date	Comments
FY15-17 LTIP	Performance Contingent RSUs (EPS)*	09/09/14	na	8,440	2,110	6,330	7/31/2017	Months served in performance period/36
FY15-17 LTIP	Performance Contingent RSUs (TSR) *	09/09/14	na	6,554	1,639	4,916	7/31/2017	Months served in performance period/36
FY15-17 LTIP	Time-Based Stock Options **	09/09/14	$71.09	25,320	8,440	16,880	na	Outstanding vested options must be exercised by 1/29/2017

FY16-18 LTIP	Performance Contingent RSUs (EPS)*	09/10/15	na	7,408	4,321	3,087	7/31/2018	Months served in performance period/36
FY16-18 LTIP	Performance Contingent RSUs (TSR) *	09/10/15	na	5,669	3,307	2,362	7/31/2018	Months served in performance period/36
FY16-18 LTIP	Time-based RSUs	09/10/15	na	7,408	4,939	2,469	na	Full years served in performance period/3

1

FY17-19 LTIP	Performance Contingent RSUs (EPS)*	09/15/16	na	7,261	6,656	605	7/31/2019	Months served in performance period/36
FY17-19 LTIP	Performance Contingent RSUs (TSR) *	09/15/16	na	7,346	6,734	612	7/31/2019	Months served in performance period/36
FY17-19 LTIP	Time-Based RSUs	09/15/16	na	7,261	7,261	0	na	Full years served in performance period/3

*	Number of RSUs shown at target. Number of shares to be earned will be determined based on actual performance as determined by Compensation Committee following Perofrmance Period End Date

**	Number exercisable is equal to number remaining less number exercised to date.

2

ATTACHMENT B

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

This Non-Competition and Non-Solicitation Agreement (the “Agreement”) is made between Analogic Corporation (hereinafter referred to collectively with its subsidiaries as the “Company”), and James W. Green (“Executive”).

In consideration of the severance benefits to be provided to Executive pursuant to the Separation and Release of Claims Agreement to which this Agreement is attached as Attachment B, Executive and the Company agree as follows:

1. Non-Competition and Non-Solicitation. For a period of one year after the cessation of Executive’s employment with the Company, Executive will not directly or indirectly:

(a) Engage or assist others in engaging in any business or enterprise (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than 1% of the outstanding stock of a publicly-held company) that (i) is competitive with the Company’s business, which shall mean any business or enterprise that develops, manufactures, markets, licenses, sells or provides any product or service that competes with any product or service developed, manufactured, marketed, licensed, sold or provided, or planned to be developed, manufactured, marketed, licensed, sold or provided, by the Company while Executive was employed by the Company, and (ii) conducts business in any territory in which the Company conducts business, or plans to conduct business, at the time Executive ceases to be employed by the Company; or

(b) Either alone or in association with others, solicit, divert or take away, or attempt to divert or take away, the business or patronage of any of the clients, customers, or business partners of the Company which were contacted, solicited, or served by the Company during the 12-month period prior to the cessation of Executive’s employment with the Company; or

(c) Either alone or in association with others (i) solicit, induce or attempt to induce any employee or independent contractor of the Company to terminate his or her employment or other engagement with the Company, or (ii) hire, or recruit or attempt to hire, or engage or attempt to engage as an independent contractor, any person who was employed or otherwise engaged by the Company at any time during Executive’s employment with the Company; provided, that this clause (ii) shall not apply to the recruitment or hiring or other engagement of any individual whose employment or other engagement with the Company has been terminated for a period of six months or longer, or, in the case of an independent contractor, if engaging such independent contractor would not interfere with such independent contractor’s provision of services to the Company.

(d) Extension. If Executive violates the provisions of any of the preceding paragraphs of this Section 1, Executive shall continue to be bound by the restrictions set forth in such paragraph until a period of one year has expired without any violation of such provisions.

2. Miscellaneous.

(a) Equitable Remedies. Executive acknowledges that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and are considered by Executive to be reasonable for such purpose. Executive agrees that any breach or threatened breach of this Agreement is likely to cause the Company substantial and irrevocable damage

1

which is difficult to measure. Therefore, in the event of any such breach or threatened breach, Executive agrees that the Company, in addition to such other remedies which may be available, shall have the right to obtain an injunction from a court restraining such a breach or threatened breach without posting a bond and the right to specific performance of the provisions of this Agreement and Executive hereby waives the adequacy of a remedy at law as a defense to such relief.

(b) Obligations to Third Parties. Executive acknowledges and represents that this Agreement will not violate any continuing obligation Executive has to any third party.

(c) Disclosure of this Agreement. Executive hereby authorizes the Company to notify others, including but not limited to customers of the Company and any of Executive’s future employers or prospective business associates, of the terms and existence of this Agreement and Executive’s continuing obligations to the Company hereunder.

(d) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to the Company’s assets or business, provided, however, that the obligations of Executive are personal and shall not be assigned by him. Executive expressly consents to be bound by the provisions of this Agreement for the benefit of the Company or any subsidiary or affiliate thereof without the necessity that this Agreement be re-signed at the time of such transfer.

(e) Interpretation. If any restriction set forth in Section 1 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

(f) Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

(g) Waivers. No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

(h) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (without reference to the conflicts of laws provisions thereof). Any action, suit, or other legal proceeding which is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the Commonwealth of Massachusetts (or, if appropriate, a federal court located within Massachusetts), and the Company and Executive each consents to the jurisdiction of such a court. THE COMPANY AND EXECUTIVE EACH HEREBY IRREVOCABLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER LEGAL PROCEEDING ARISING UNDER OR RELATING TO ANY PROVISION OF THIS AGREEMENT.

(i) Entire Agreement; Amendment. This Agreement supersedes all prior agreements, written or oral, between Executive and the Company relating to the subject matter of this Agreement, provided, however, that this Agreement does not supersede any non-competition covenant contained in any other agreement between Executive and the Company (a “Restrictive Covenant”), including without limitation any Restrictive Covenant contained in an equity award agreement, and

2

further provided that, if there is a conflict between the provisions of this Agreement and any other Restrictive Covenant, the provision imposing the greater restriction upon Executive shall govern. This Agreement may not be modified, changed or discharged in whole or in part, except by an agreement in writing signed by Executive and the Company.

(j) Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

EXECUTIVE ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

ANALOGIC CORPORATION

Date: 22 OCT 2016	By:	/s/ Bernard C. Bailey

Date: 10-22-16	/s/ James W. Green
James W. Green

3

ATTACHMENT C

ANALOGIC

The World Resource

for Health & Security Technology

EMPLOYMENT AGREEMENT

Proprietary Information and Inventions Agreement

I recognize that ANALOGIC CORPORATION, a publicly held corporation, hereinafter called “the Corporation”, is engaged in the manufacture of electronic instrumentation.

I understand that:

(a) As part of my job with the Corporation, I am expected to make new contributions and inventions of value to the Corporation; and

(b) My employment creates a relationship of confidence and trust between me and the Corporation with respect to any information of a confidential or secret nature:

(i) applicable to the business of the Corporation and its subsidiaries (if any), and

(ii) applicable to the business of any client of the Corporation, which may be made known to me by the Corporation or its subsidiaries (if any) or by any client of the Corporation or learned by me during the period of my employment (all such information being hereinafter called “Proprietary Information”).

(c) By way of illustration, but not limitation, Proprietary Information includes trade secrets, processes, formulas, data, know-how, improvements, inventions, techniques and customer lists.

In consideration of my employment or continued employment, as the case may be, and the compensation received from time to time, I hereby agree as follows:

1. At all times, both during my employment and after its termination, I will keep in confidence and trust all such Proprietary Information and I will not use such Proprietary Information other than in the course of my work for the Corporation nor disclose any of such Proprietary Information or anything related to it without written consent of the Corporation.

2. In the event of the termination of my employment by me or by the Corporation for any reason, I will deliver to the Corporation all documents and data of any nature pertaining to my work and I shall not take with me any documents or data of any description or any reproduction of any description containing or pertaining to any Proprietary Information.

4

3. I will promptly disclose to the Corporation, or any persons designated by it, all improvements, inventions, formulas, processes, techniques, know-how and data, whether or not patentable, made or conceived or first reduced to practice or learned by me, either alone or jointly with others, during the period of my employment, whether or not in the course of my employment.

4. I agree that all said improvements, inventions, formulas, processes, techniques, know-how and data which are related to or useful in the business of the Corporation or its subsidiaries (if any) or of any client of the Corporation, or result from tasks assigned to me by the Corporation (hereinafter collectively called “Inventions”), shall be the sole property of the Corporation and its assigns or of its client, and the Corporation and its assigns or its client shall be the sole owner of all patents and other rights in connection therewith; provided, however, that this sentence shall not apply to improvements, inventions, formulas, processes, techniques, know-how and data which are related to or useful in the business of clients of the Corporation if the same are not related to, or useful in the performance of, contracts between the Corporation and its clients. I further agree as to all such Inventions to assist the Corporation in every proper way (but at the Company’s expense) to obtain and from time to time enforce patents on said Inventions in any and all countries, and to that end I will execute all documents for use in applying for and obtaining such patents thereon and enforcing same, as Corporation may desire, together with any assignments thereof to the Corporation or persons designated by it and I will give testimony, both by deposition and in person in court or before any other tribunal, in any proceeding relating to the granting of a patent application, proceedings relating to the enforcement of a patent, and proceedings relating to the protection of the rights of the Corporation or persons designated by it in Proprietary Information. My obligation to assist the Corporation in obtaining and enforcing patents for such Inventions in any and all countries and in otherwise protecting rights in Proprietary Information as herein provided, shall continue beyond the termination of my employment but the Corporation shall compensate me at a reasonable rate after such termination for time actually spent by me at the Corporation’s request on such assistance and shall also reimburse me for all out-of-pocket expenses incurred by me in connection with the performance of such obligation.

5. As a matter of record I attach hereto a complete list of all inventions or improvements which have been made or conceived or first reduced to practice by me alone or jointly with others prior to my employment, which I desire to remove from the operation of this Agreement; and I covenant that such list is complete. If no such list is attached to this Agreement, I represent that I do not have such inventions and improvements at the time of signing this Agreement.

6. I represent that my performance of all the terms of this Agreement and as an employee of the Corporation does not and will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment with the Corporation and I agree not to enter into any agreements either written or oral in conflict herewith.

7. This Agreement shall be effective as of the first day of my employment by the Corporation; namely: 5–21–07.

5

8. This Agreement shall be binding upon me, my heirs, executors, assigns, and administrators and shall inure to the benefit of the Corporation, its successors and assigns.

Name: James W. Green                Signature: /s/ James W. Green

Social Security No: XXX XX XXXX	Date: 5-21-07

Witness: /s/Erin Maguire	Date: 5/21/07

6